INDEPENDENT CONTRACTOR ADVISOR AGREEMENT

Effective as of the date the Board of Directors of Hims & Hers Health, Inc. approves this Agreement, expected on or around November 22, 2024 (the “Effective Date”), Autor Strategies, LLC (“Contractor”) and Hims, Inc. (“Company”), 2269 Chestnut Street, #523, San Francisco, CA 94123, agree as follows:
1.Services; Payment; No Violation of Rights or Obligations.
a.Company hereby engages Contractor, and Contractor hereby accepts such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement.
b.Contractor agrees to undertake and complete the services (as defined in Exhibit A) in accordance with and on the schedule specified in Exhibit A (the “Services”). If there is any conflict between the terms of this Agreement and Exhibit A, including any SOW, the terms of this Agreement will govern and control.
Company shall not control the manner or means by which Contractor performs the Services, including but not limited to the time and place Contractor performs the Services. The Services performed are outside the usual course of the Company's business. Contractor is customarily engaged in an independently established trade, occupation, or business of the same nature as the Services performed. For example, it is Company’s understanding that Contractor regularly contracts with other companies to provide strategic healthcare regulatory and regulatory-adjacent advisory services.
c.As the only consideration due Contractor regarding the subject matter of this Agreement, Company will pay Contractor as (and only as) expressly stated in Exhibit A. Contractor acknowledges that Contractor will receive an IRS Form 1099-NEC from the Company, and that Contractor shall be solely responsible for all federal, state, and local taxes, as set out in Section 5b. Unless otherwise specifically agreed upon by Company in writing (and notwithstanding any other provision of this Agreement), all activity relating to the Services will be performed by and only by Contractor or by employees of Contractor who have been approved in writing in advance by Company. Contractor agrees that it will not (and will not permit others to) violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose at any time Contractor’s own or any third party’s confidential information or intellectual property in connection with the Services or otherwise for or on behalf of Company.
2.Ownership; Rights; Proprietary Information; Publicity.
a.Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), deliverables, works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Contractor that relate to the subject matter of or arise out of or in connection with the Services or any Proprietary Information (as defined below) (collectively, “Deliverables”) and Contractor will promptly disclose and provide all Deliverables to Company. All Deliverables are works made for hire to the extent allowed by law and, in addition, Contractor hereby makes all assignments necessary to accomplish the foregoing ownership; provided that no assignment is made that extends beyond what would be allowed under California Labor Code Section 2870 (attached as Exhibit B) if Contractor were an employee of Company. Contractor shall assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Contractor hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and on Contractor’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Contractor and all other creators or owners of the applicable Deliverables.
b.Contractor agrees that all Deliverables and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) developed, learned or obtained by or for or on behalf of Contractor in connection with the Services or that are received from or for Company in confidence, constitute “Proprietary Information.” Contractor shall hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Contractor shall not be obligated under this paragraph with respect to information Contractor can document is or becomes readily publicly available without restriction through no fault of Contractor. Upon termination of this Agreement if requested by Company, Contractor will promptly provide to Company all items and copies containing or embodying Proprietary Information, except that Contractor may keep one copy for archival purposes and may keep its personal copies of its compensation records and this Agreement. Contractor also recognizes and agrees that Contractor has no expectation of privacy with respect to Company’s telecommunications, networking, or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Contractor’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice. Notwithstanding the confidentiality obligations set forth in this Agreement, Contractor understands that, pursuant to the Federal Defend Trade Secrets Act 18 U.S.C § 1833(b)(1) (“DTSA”), Contractor cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Contractor also understands that if Contractor files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Contractor may disclose the trade secret to Contractor’s attorney and use the trade secret information in the court proceeding, so long as Contractor files any document containing the trade secret under seal and does not disclose the trade secret,except pursuant to court order. Contractor further understands that if a court of law determines that Contractor misappropriated the Company’s trade secrets willfully or maliciously, including by making permitted disclosures without following the requirements of the DTSA as detailed in this paragraph, then the Company may be entitled to an award of exemplary damages and attorneys’ fees.
c.As additional protection for Proprietary Information, Contractor agrees that during the period over which it is to be providing the Services: (i) and for one year thereafter, Contractor will not directly or indirectly encourage or solicit any employee or consultant of Company to leave Company for any reason; and (ii) Contractor will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company. Without limiting the foregoing, Contractor may perform services for other persons, provided that such services do not represent a conflict of interest or a breach of Contractor’s obligations under this Agreement or otherwise.
d.To the extent allowed by law, Section 2(a) and any license granted Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. To the extent any of the foregoing is ineffective under applicable law, Contractor hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Contractor will confirm any such ratifications and consents from time to time as requested by Company. If any other person is in any way involved in any Services, Contractor will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.
e.If any part of the Services or Deliverables or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Contractor (or any person involved in the Services) and not assigned hereunder, Contractor hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Deliverables, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

3.Warranties and Other Obligations. Contractor represents, warrants and covenants that: (i) Contractor has the required skill, experience, and qualifications to perform the Services, and will perform the Services in a professional and workmanlike manner in accordance with industry standards and Company’s stated requirements for such Services, and will devote sufficient resources to perform the Services in a timely and reliable manner; (ii) none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Contractor may have to others; (iii) all work under this Agreement shall be Contractor’s original work and none of the Services or Deliverables nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Contractor); (iv) Contractor has the full right to allow it to provide Company with the assignments and rights provided for herein (and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing and otherwise fully perform this Agreement; (v) Contractor shall comply with all applicable laws and Company safety rules in the course of performing the Services; and (vi) if Contractor’s work requires a license, Contractor has obtained that license and the license is in full force and effect.
4.Termination.
a.Contractor or Company may terminate this Agreement without cause upon 30 calendar days' written notice to the other party to this Agreement.
b.If either party breaches a material provision of this Agreement, the other party may terminate this Agreement upon 15 calendar days’ notice, unless the breach is cured within the notice period, or immediately if the breach is not curable. In the event of termination with or without cause, Company shall be responsible for paying Contractor all unpaid, undisputed amounts due for the Services completed prior to notice of such termination.
c.Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company's written request, Contractor shall within 5 calendar days after such expiration or termination: (i) deliver to Company all Deliverables (whether complete or incomplete); (ii) deliver to Company or destroy all tangible documents and other media, including any copies, containing, reflecting, incorporating, or based on the Confidential Information, and any other Company property in your possession; (iii) permanently erase all of the Confidential Information from your computer systems; and (iv) certify in writing to the Company that you have complied with the requirements of this clause.
d.In the event of termination pursuant to this clause, Company shall pay Contractor on a pro-rata basis any Fees then due and payable for any Services completed up to and including the date of such termination.
e.The terms and condition of this clause and sections 2 (subject to the limitations set forth in Section 2(c)) through 9 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate the obligations contained in this Agreement to any other (or potential) client or employer of Contractor.

5.Relationship of the Parties; Independent Contractor; No Employee Benefits.

a.Contractor is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship that does not otherwise exist between Contractor and the Company for any purpose. Contractor shall not bind nor attempt to bind Company to any contract nor make representations on the Company's behalf without the Company's prior written consent. Contractor shall accept any directions issued by Company pertaining to the goals to be attained and the results to be achieved by Contractor, but Contractor shall be solely responsible for the manner and hours in which the Services are performed under this Agreement.
b.Contractor shall not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Contractor. Contractor shall comply at Contractor’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors. Contractor will ensure that its employees, contractors and others involved in the Services, if any, are bound in writing to the foregoing, and to all of Contractor’s obligations under any provision of this Agreement, for Company’s benefit and Contractor will be responsible for any noncompliance by them.
6.Assignment. This Agreement and the services contemplated hereunder are personal to Contractor and Contractor shall not have the right or ability to assign, transfer or subcontract any rights or obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may fully assign and transfer this Agreement in whole or part.
7.Notice. All notices under this Agreement shall be in writing and shall be deemed given (a) when personally delivered, (b) when sent by electronic mail to the address set forth below on Contractor’s signature page hereto, as updated from time to time by notice to the Company, or facsimile if sent during normal business hours of the recipient; if not, then on the next business day or (c) three calendar days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or to such other address as such party last provided to the other by written notice. A copy of all notices to Company must be sent to legal@forhims.com.

8.Miscellaneous.
a.Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies.
b.The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.
c.This Agreement represents the entire understanding between the parties with respect to the subject matter hereof to the exclusion of all other terms and conditions, and no changes, additions, modifications or waivers to this Agreement will be effective unless in writing and signed by both parties.
d.In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.
e.In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees.
f.Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.
9.Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, or otherwise related to my relationship with the Company, including but not limited to any claims for benefits or pursuant to laws applicable to employees of the Company rather than contractors, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association(AAA) Consumer Arbitration Rule and the AAA Consumer Due Process Protocol Statement of Principles. By agreeing to arbitration, I understand and agree that any claims I have against the company may be pursued only on an individual basis, to the fullest extent permitted by applicable law. I understand and agree that I am waiving my right to participate in any class, collective, or representative proceeding, to the full extent permitted by applicable law. To the extent I assert claims against the company, some of which are arbitrable and some of which are not arbitrable, I agree that any claims subject to arbitration on an individual basis must proceed first in arbitration and any claims not subject to arbitration on an individual basis will be stayed in the court proceeding until resolution of my individual claims in arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided however, that each party will have a right to seek injunctive or other equitable relief in a court of law. The prevailing party will be entitled to receive from the nonprevailing party all costs, damages and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with that action or proceeding, whether or not the controversy is reduced to judgment or award, unless otherwise prohibited by applicable law. The prevailing party will be that party who may be fairly said by the arbitrator(s) to have prevailed on the major disputed issues. Contractor hereby agrees and consents that any such arbitration shall take place in the State of California in the county of

San Francisco. The substantive law of the state in which the Contractor performs the contracting services will apply to the claims asserted in the arbitration, without regard to or application of any of California’s conflict of laws rules.

CONTRACTOR    COMPANY

By:	/s/ Deb Autor	By:	/s/ Andrew Dudum
Name:	Deborah Autor	Name:	Andrew Dudum
Title	CEO, Autor Strategies, LLC	Title:	CEO

EXHIBIT A

Services and Fees shall be agreed upon by the parties in a mutually agreed upon Statement of Work (“SOW”) and shall be valid for the period specified therein unless amended by mutual written agreement of the parties or earlier terminated as provided in Section 4.

EXHIBIT B

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)Result from any work performed by the employee for his employer.

(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.